PRODUCT DEVELOPMENT AND PATENT LICENSE AGREEMENT

This PRODUCT DEVELOPMENT AND PATENT LICENSE AGREEMENT (the "Agreement") is entered into as of February 27, 2003 (the "Effective Date") by and between **PROTEIN DESIGN LABS, INC.**, a corporation organized and existing under the laws of the State of Delaware and having its principal office at 34801 Campus Drive, Fremont, California 94555 U.S.A (hereinafter referred to as "PDL"), and **ACTINIUM PHARMACEUTICALS, INC.**, a corporation organized and existing under the laws of Delaware and having its principal office at 106 South Columbus Street, Alexandria, Virginia 22314 U.S.A. (hereinafter referred to as "ACTINIUM").

RECITALS

WHEREAS, PDL owns certain patents and related patent applications related to humanized antibodies and antibody humanization technology;

WHEREAS, PDL has certain rights to a humanized antibody directed against the CD33 antigen and designated by PDL as "HuM195";

WHEREAS, ACTINIUM has an active research and development program relating to human pharmaceutical products and desires to develop and market HuM195 pursuant to certain restrictions enumerated herein;

WHEREAS, ACTINIUM desires to obtain certain worldwide rights with respect to the clinical development and marketing of HuM195 under the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties agree as follows:

1. DEFINITIONS

All references to particular Exhibits, Articles and Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. References to this "Agreement" include the Exhibits. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

"ACTINIUM Inventions" means any inventions, whether patented or not, that are invented under standards of applicable patent law solely by employees of ACTINIUM or its Affiliates or other persons required to assign or license patent rights covering such inventions to ACTINIUM or its Affiliates.

"ACTINIUM Field Inventions" means ACTINIUM Inventions within the Field.

"ACTINIUM Joint Inventions" means Joint Inventions owned by ACTINIUM as described in Sections 9.3(a) and 9.3(b) hereof.

"ACTINIUM Non-Field Inventions" means ACTINIUM Inventions outside the Field to the extent that that they relate to the use, manufacture or composition of the HuM195 Antibody or that are improvements

or variations on the methods and applications and formulations disclosed in the PDL Patent Rights or the PDL Technical Information.

"ACTINIUM Patent Rights" means all patents and patent applications owned or controlled by ACTINIUM and that are related to ACTINIUM Field Inventions or ACTINIUM Non-Field Inventions, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to any such patent application, any reissue, extension or patent term extension of any such patent; and any confirmation patent or registration patent or patent of addition based on any such patent, including any supplementary protection certificates.

"ACTINIUM Technical Information" means all inventions, discoveries, know-how, trade secrets, information, experience, technical data, formulas, procedures or results relating to the Licensed Products in the Field (including, without limitation, physical, chemical, biological, toxicological, pharmacological and clinical information and data, product forms and formulations, and know-how relating to methods, processes or techniques for the manufacture or use of Licensed Products in the Field including, without limitation, preparation, recovery, packaging, and sterilization processes and techniques, dosage regimens, control assays and specifications) that are developed or acquired by ACTINIUM or its Affiliates or sublicensees, with right to license or sublicense, during the term of this Agreement, and which are useful or necessary for the registration, manufacture, use, importation or sale of Licensed Products in the Field.

"Affiliate" means, with respect to any person or entity, any corporation or other business entity that, directly or indirectly, controls, is controlled by, or is under common control with such person or entity, where "control" means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having a right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities, *provided, however,* that such entity shall be an Affiliate only so long as such control exists.

"BLA" means a Biologics License Application, as defined under the U.S. Code of Federal Regulations, or foreign counterparts thereto, as the case may be.

"Bulk Product" means Licensed Product supplied in a form other than Finished Product that can be converted into Finished Product.

"Combination Product" means any product containing both a pharmaceutically active agent or ingredient that constitutes a Licensed Product and one or more other pharmaceutically active agents or ingredients that do not constitute Licensed Products.

"Commercially Reasonable Efforts" means mean continuous and diligent efforts of a degree and kind, including the level of attention and care and providing of funding and manpower, as are consistent with industry custom and practice and with the then current stage of product life cycle, and such efforts will in no event be less than the efforts that a party applies with respect to its other products of similar commercial potential to the maximum extent feasible, consistent with the exercise of good business judgment.

"FDA" means the U.S. Food and Drug Administration.

"Field" means any form or derivative of the HuM195 Antibody conjugated with ACTINIUM-225 or other alpha emitting radioisotopes (the **"HuM195 Antibody Conjugate"**), including without limitation conjugates with bispecific, less than full-length antibody forms such as Fv, Fab, and F(ab'), single-chain

antibodies and hybrid antibodies, provided however, that the "Field" shall not include the unconjugated HuM195 Antibody (except as delivered as part of a mixture with the HuM195 Antibody Conjugate and delivered as a single therapy), the HuM195 Antibody conjugated with any radionuclide other than Actinium-225 or other alpha emitters, or the HuM195 Antibody conjugated with a peptide or small molecule toxin.

"Finished Product(s) " means any and all Licensed Products in a form for use by an end user and not intended for further chemical or genetic manipulation or transformation.

"First Commercial Sale" means the first sale, by ACTINIUM, its Affiliates or Sublicensees of a Licensed Product to an independent Third Party, who is not a Sublicensee or an Affiliate of a Sublicensee, following regulatory approval of such Licensed Product by the FDA or equivalent governmental approval in countries in the Territory.

"HuM195 Antibody" means the humanized version of the m195 antibody directed against the CD33 antigen.

"Initiate" means, with respect to a Clinical Trial, the enrollment of the first patient in a specified clinical trial.

"Joint Inventions" means any inventions, whether patented or not, that are jointly invented under standards of applicable patent law by at least one employee of PDL or its Affiliates or person contractually required to assign or license patent rights covering such inventions to PDL or its Affiliates and at least one employee of ACTINIUM or its Affiliates or person contractually required to assign or license patent rights covering such inventions to ACTINIUM or its Affiliates.

"Licensed Products" means any product in the Field, including any Combination Product, the making, use or sale of which utilizes PDL Technical Information or PDL Patent Rights or would, in the absence of this Agreement, infringe a Valid Claim.

"Net Sales" means the aggregate gross revenues accrued or received by Actinium, its Sublicensees or Affiliates, whether in cash or in kind, derived by or payable from or on account of the sale of Licensed Products, less sales or excise taxes separately stated on any invoice for such Licensed Products and less actual amounts expended or deducted for the following items: (a) rebates, refunds, credits or allowances, if any, actually granted on account of price adjustments (including customary trade, quantity and cash discounts, administrative fees in lieu of rebates, chargebacks and retroactive adjustments), recalls, rejection or return of items previously sold, (b) duties or other taxes imposed on and paid with respect to such sales (excluding income or franchise taxes of any kind), and (c) outer packing, freight and freight insurance costs.

If ACTINIUM or any of its Affiliates or Sublicensees receive non-cash consideration for any Licensed Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of such transfer as known to ACTINIUM, or as reasonably estimated by ACTINIUM if unknown, shall be used to calculate Net Sales.

In the case of a Combination Product for which the agent or ingredient constituting a Licensed Product and each of the other active agents or ingredients not constituting Licensed Products have established market prices when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product and the denominator of which shall be the

sum of the established market prices for the Licensed Product(s) plus the other active agents or ingredients contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales for the Combination Product in question.

In the case of Net Sales for Bulk Products, Net Sales shall be calculated by multiplying the units of Finished Product to which such Bulk Product is reasonably anticipated to be converted by the established market price of the Finished Product on the date of sale of the Bulk Product. By way of example and without limitation, units of Finished Product may be measured in grams or doses, as appropriate.

"PDL Joint Inventions" means Joint Inventions owned by PDL as described in Sections 9.3(a) and 9.3(b) hereof.

"PDL Technical Information" means those inventions, discoveries, know-how, trade secrets, information, experience, technical data, formulas, procedures or results, as of the date of this Agreement, relating to Licensed Products listed on Exhibit B hereto.

"PDL Patent Rights" means all patents or patent applications owned or controlled by or licensed to PDL to the extent directly related to the humanization of antibodies or the HuM195 Antibody and identified on **Exhibit A**, which are filed prior to or during the date of this Agreement, including any rights of PDL to the ACTINIUM Non-Field Inventions and the PDL Joint Inventions, and any addition, continuation, continuation-in-part or division thereof or any substitute application therefor, any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, including any supplementary protection certificates.

"Phase I Clinical Trial" means a trial that provides for the first introduction into humans of a pharmaceutical product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

"Phase II Clinical Trial" means a trial on sufficient numbers of patients that is designed to determine the effectiveness of a pharmaceutical product by examining several factors, including dose-response, type of patient and frequency of dosing and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

"Phase III Clinical Trial" means a trial on sufficient numbers of patients that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

"Regulatory Approval" means all approvals (including supplements, amendments, pre- or post-approvals including but not limited to, recommendations or opinions of committees, such as the Committee for Medicinal Products and the Committee for Orphan Medicinal Products, pricing or reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission, the Council of the European Union or The European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use and sale of a Licensed

Product in a regulatory jurisdiction, including, approval of labeling, price, reimbursement and manufacturing.

"SKI" means Sloan-Kettering Institute for Cancer Research.

"Sublicensee" means any person or entity who receives a sublicense from ACTINIUM pursuant to Section 2.2.

"Territory" means worldwide.

"Valid Claim" means (a) any claim in any issued, unexpired patent or any claim or product definition or equivalents thereof in any patent term extension, including supplementary protection certificates, included in the PDL Patent Rights, which claim or product definition or equivalents thereof has not been disclaimed or held unenforceable or invalid by a governmental agency or court of competent jurisdiction by a decision beyond right of review, and (b) any pending claims in any patent application being diligently and continuously prosecuted in good faith or any claim or product definition or equivalents thereof in any patent term extension, including supplementary protection certificates, included in PDL Patent Rights, which claim has not been disclaimed or held unenforceable or invalid by a governmental agency or court of competent jurisdiction by a decision beyond right of review.

2. HUM195 LICENSE

2.1 License Grants.

(a) **License Grant to ACTINIUM.** Subject to the terms and conditions of this Agreement, including the limitations on sublicensing described in Section 2.2 below, PDL hereby grants, and ACTINIUM hereby accepts, an exclusive, worldwide license, including the right to grant sublicenses in accordance with Section 2.2, under the PDL Patent Rights and PDL Technical Information, to research, develop, make, have made, import, market, promote, use, sell, offer to sell and have sold Licensed Product(s) in the Field.

(b) License Grant to PDL. Subject to the exclusive rights of ACTINIUM pursuant to this Agreement, ACTINIUM hereby grants, and PDL hereby accepts, a nonexclusive, worldwide, royalty-free, irrevocable license, with the right to grant sublicenses, to research, develop, make, have made, import, market, promote, use sell, offer to sell and have sold any product outside of the Field incorporating any ACTINIUM Joint Invention or any ACTINIUM Non-Field Invention.

2.2 Sublicenses. Subject to the terms and conditions of third-party licenses as provided in Section 2.3, ACTINIUM shall have the right to grant sublicenses of its rights under Section 2.1(a) with respect to Licensed Products, subject to PDL's consent, which shall not be unreasonably withheld. ACTINIUM shall be prohibited from disclosing any PDL Technical Information, prior to obtaining PDL's consent except as set forth in Article 8, below. Notwithstanding the grant of a sublicense by ACTINIUM hereunder, ACTINIUM shall remain obligated to pay all royalties due to PDL with respect to the sale of Licensed Products by its Sublicensee. In addition, the grant of any sublicenses under this Section 2.2 shall be on terms and conditions that are subject to and subordinate to the terms of this Agreement and ACTINIUM shall remain fully responsible to PDL for the performance of any and all such terms by its Sublicensees. Promptly following execution of any sublicense hereunder, ACTINIUM shall deliver to PDL a copy of the sublicense agreement.

2.3 Sublicenses of Third-Party Rights to ACTINIUM. ACTINIUM understands and agrees that the license granted to it under this Agreement includes certain rights sublicensed to ACTINIUM under agreements between PDL and certain third parties. Exhibit C lists all agreements pursuant to which third-party rights are sublicensed by PDL to ACTINIUM as of the Effective Date. ACTINIUM acknowledges that it has received copies of such agreements, including the License Agreement between SKI and PDL, dated April 1, 1993, and understands and agrees that it will have no more rights under such sublicenses than are permitted in each case by the applicable third-party agreement. ACTINIUM shall abide by all applicable terms and conditions of such third-party agreements. ACTINIUM understands that it may have to obtain licenses under third party rights at its own risk in order to carry out the activities contemplated by this Agreement.

2.4 Continuing Rights of Sublicensees. Upon the termination of this Agreement, each Sublicensee of ACTINIUM or its Affiliates shall have the option to convert its sublicense from ACTINIUM or its Affiliates to a direct license with PDL on substantially the same terms as in the sublicense agreement with the ACTINIUM (or its Affiliates), but in no event on terms more favorable to a Sublicensee than those of this Agreement.

2.5 Technical Information. Within thirty (30) days after execution of this Agreement, PDL will designate two (2) individuals to coordinate the transfer to ACTINIUM of the PDL Technical Information (the "Coordinators"). The Coordinators will be the only PDL representatives with authority to transfer any PDL Technical Information. Within thirty (30) days after execution of this Agreement, PDL will provide to ACTINIUM the PDL Technical Information. In addition, PDL will cooperate and in good faith provide, to the extent permitted by law and other third party contractual obligations, access to any additional PDL technical information that the parties agree may be required by ACTINIUM for patent prosecution and maintenance or regulatory submissions with respect to Licensed Products. If PDL, in its sole discretion, determines that the provision of such information imposes an unreasonable burden on PDL, PDL may require ACTINIUM to reimburse PDL for its reasonable costs actually incurred to gather and provide such additional information. In no event shall there be any obligation on the part of PDL to generate any new data or information related to Licensed Products.

2.6 No Other Rights. ACTINIUM acknowledges and agrees that, except for the rights expressly granted under Section 2.1(a), no rights to any other PDL patents or patent applications, or to any know-how, trade secrets, licenses, or PDL Technical Information are included in this Agreement or granted by implication, estoppel or otherwise.

2.7 Covenant by ACTINIUM. ACTINIUM hereby covenants and agrees that it will not research, develop, make, have made, use, offer to sell, sell, or import Licensed Products, or otherwise practice the subject matter claimed under the PDL Patent Rights, or contained in PDL Technical Information, outside the Field, or otherwise outside the scope of the licenses granted herein.

3. COMMERCIAL DILIGENCE

3.1 Diligence Requirements. At all times during the term of this Agreement, ACTINIUM, its Affiliates and Sublicensees shall use Commercially Reasonable Efforts to (a) initiate and complete the clinical development of the HuM195 Antibody Conjugate, (b) obtain regulatory approvals for the Licensed Product in major markets, and (c) obtain subsequent worldwide marketing, distribution and sale of the Licensed Product.

4. NON-ROYALTY PAYMENTS

4.1 **License Fee.** In consideration for the rights and licenses granted by PDL under this Agreement, ACTINIUM shall pay to PDL, no later than 30 days after the effective date of this Agreement, a non-refundable, non-creditable fee in the sum of Three Million United States Dollars (US $3,000,000) by wire transfer to PDL's bank account specified in Section 6.2 or to such other account as may be specified by PDL to ACTINIUM in writing.

4.2 **Milestone Payments.** Within thirty (30) days following the achievement of each of the following milestones, ACTINIUM shall pay to PDL the corresponding milestone payment, as set forth below. All milestone payments shall be payable only once, which shall be the first time a milestone is achieved for any indication. If a milestone for a Licensed Product is skipped or avoided by advancing to what would normally be expected to be a later development or regulatory step, then the milestone(s) that was expected to occur earlier shall be deemed to have been achieved at the same time as such later milestone is achieved, and the corresponding payment for both milestones shall be due. Milestones paid by ACTINIUM before the launch of a Licensed Product are not creditable against royalties payable to PDL. Payment shall be made by wire transfer to such account as may be specified by PDL to ACTINIUM in writing:

Milestone	Milestone Payment Amount
1. ACTINIUM initiates a Phase I Clinical Trial of a Licensed Product.	US$750,000
2. ACTINIUM initiates a Phase II Clinical Trial of a Licensed Product.	US$750,000
5. ACTINIUM initiates a Phase III Clinical Trial of a Licensed Product.	US$1,500,000
6. BLA Filing.	US$1,750,000
7. First Commercial Sale.	US$1,500,000
8. After first US$10,000,000 in Net Sales.	US$1,500,000

5. ROYALTIES

5.1 **Royalty to PDL.** In further consideration of the rights and licenses granted under Article 2. ACTINIUM shall pay to PDL on a country-by-country basis a royalty of Twelve Percent (12%) of Net Sales of all Licensed Products sold by ACTINIUM, its Affiliates and Sublicensees until the later of (i) twelve and one-half (121/2) years from the date of First Commercial Sale of any Licensed Product in that country, or (ii) the last date there is a Valid Claim that, but for the licenses granted to ACTINIUM under this Agreement, would be infringed by the making, using, importing, having made or sale of that Licensed Product in such country in the Territory or by the manufacture of Licensed Product in the country of manufacture. The royalty shall be reduced to reflect any reduction or cessation of PDL royalty obligations to SKI with respect to the use, manufacture or sale of the Licensed Products. In the event that the total royalties payable by ACTINIUM, its Affiliates and sublicensees to third parties (including the royalties payable to PDL under this Agreement), are in excess of fifteen percent (15%) of Net Sales of a Licensed

Product in a country of the Territory, then with respect to that Licensed Product in that country, for each percentage point by which such total royalties exceed fifteen percent (15%) of Net Sales, the rate for royalties payable to PDL pursuant to this Agreement shall be reduced by one-half (1/2) of a percentage point, provided, however, that the rate for royalties payable to PDL shall in no case be less than ten percent (10%) of Net Sales (inclusive of royalties payable to SKI pursuant to Section 5.2 below).

5.2 Royalties to Third Parties. Royalties payable under Section 5.1shall be exclusive of third-party royalties, with the exception of royalties payable by PDL to SKI, which shall be included within the royalty owed to PDL under Section 5.1. . ACTINIUM shall be solely responsible for the payment of any royalties payable to third parties arising out of the manufacture, use, import or sale of Licensed Products by ACTINIUM, its Affiliates or Sublicensees, which shall be in addition to the royalty specified in 5.1, except as noted herein. This shall include all royalties payable to third parties pursuant to sublicenses granted by PDL to ACTINIUM under Article 2, which ACTINIUM shall pay directly to PDL and PDL shall pay the third-party royalties when due under the terms of PDL's agreement with such third-party licensors.

5.3 Sales Among Affiliates. Sales or other transfers of Licensed Products between and among ACTINIUM and any of its Affiliates or Sublicensees which are subsequently resold or to be resold by such Affiliates or Sublicensees shall not be subject to royalty, but in such cases royalty shall accrue and be calculated on any subsequent sale or other transfer of such Licensed Products to an independent third party.

6. REPORTS, PAYMENTS AND ACCOUNTING

6.1 Reports.

(a) Royalty Payment Reports. ACTINIUM agrees to make written reports and royalty payments to PDL within forty five (45) days after the close of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the first sale to an independent third party occurs. These reports shall show for the calendar quarter in question Net Sales by ACTINIUM, its Affiliates and Sublicensees of the Licensed Products on a country-by-country basis, details of the quantities of Licensed Products sold in each country and the country of manufacture if different, and the royalty due to PDL thereon pursuant to Section 5.1. Concurrently with the making of each such report, ACTINIUM shall make any payment due to PDL of royalties for the period covered by such report.

(b) Clinical Development Progress Reports. ACTINIUM agrees to make written reports to PDL within forty five (45) days after the close of each calendar year during the term of this Agreement, beginning with the calendar year in which the Effective Date falls, which reports shall set forth the progress made by ACTINIUM in pre-clinical and/or clinical development of the HuM195 Antibody Conjugate and any Licensed Products during the preceding year and the pre-clinical and/or clinical efforts or events anticipated during the next year.

(c) Termination Report. ACTINIUM also agrees to make a written report to PDL within ninety (90) days after the date on which ACTINIUM, its Affiliates or Sublicensees last sell the Licensed Product in each country stating in such report the same information required by quarterly royalty reports for all such Licensed Products made, sold or otherwise disposed of which were not previously reported to PDL.

(d) Notification of Regulatory Approval. ACTINIUM agrees to notify PDL in writing within thirty (30) days after each date on which ACTINIUM, its Affiliates or Sublicensees obtain Regulatory Approval of a Licensed Product in any country. Each such notice shall specify the country in which Regulatory Approval was obtained and the date of such approval. Additionally, ACTINIUM shall deliver

to PDL within one (1) month of receipt by ACTINIUM, Actinium's Affiliates or ACTINIUM's Sublicensees, or within one (1) month of the availability of the document: (a) a copy of every Regulatory Approval for a Licensed Product, (b) a copy of the official journal page from each country granting the Regulatory Approval, including the approval number and date of authorization for each approved Licensed Product, and (c) to the extent applicable, a copy of the EMEA Commission Decision.

(e) **Patent Term Extensions.** The parties agree to cooperate fully and expeditiously with each other in obtaining any patent term extension, including supplementary protection certificates, wherever applicable to PDL Patent Rights and patents covering ACTINIUM Joint Inventions.

6.2 Payments.

(a) **When and Where Due.** All amounts payable to PDL under this Agreement shall be due and payable when specified herein and shall be payable in U.S. Dollars by wire transfer to the following account or to such other account(s) as PDL may specify in writing.

State Street Bank and Trust Co.
Boston, MA
ABA # 0110 0002 8
Acct# 99037582
ATTN: Merrill Group
Credit MLIF # 3214958
N/O Protein Design Labs, Inc.

(b) **Currency Conversion.** In the case of royalties on Net Sales, all amounts payable shall first be calculated in the currency of sale and then converted into U.S. Dollars using the average of the daily exchange rates for such currency quoted by Citibank, N.A. for each of the last five (5) banking days of each calendar quarter.

(c) **Late Payments.** Any overdue payments under this Agreement shall bear interest at the rate of twelve percent (12%) per annum, or the highest rate allowed by law, whichever is less, commencing on the date such payment is due until paid.

(d) **Withholding.** The amounts payable by ACTINIUM to PDL hereunder shall represent the actual proceeds to be received by PDL, net of any withholding or other taxes or levies that may be applicable to such payments. PDL agrees to reasonably cooperate with ACTINIUM in obtaining a refund of any withholding taxes or levies paid by ACTINIUM, if any, with respect to any payments to PDL hereunder. In the event that PDL is successful in obtaining any refund of tax withholding amounts paid by ACTINIUM under this Agreement, PDL agrees to promptly remit such refund amount to ACTINIUM.

6.3 Inspection. ACTINIUM agrees to keep and to require its Affiliates and Sublicensees to keep, clear, accurate and complete records for a period of at least three (3) years (or such longer period as may correspond to ACTINIUM's internal record retention policy) after each reporting period in which Net Sales occur showing the manufacturing, sales, use and other disposition of Licensed Products in each country in sufficient detail to enable the royalties payable hereunder to be determined, and further agrees to permit its books and records to be examined by an independent accounting firm selected by PDL and reasonably satisfactory to ACTINIUM, from time-to-time to the extent necessary, but not more than once a year. Such examination is to be made during regular business hours upon reasonable prior written notice and at the expense of PDL, except in the event that the results of the audit reveal that ACTINIUM underpaid PDL

by five percent (5%) or more in any quarter for which records are being examined, then the audit fees shall be paid by ACTINIUM. Any such discrepancies will be promptly corrected by a payment or refund, as appropriate. PDL agrees that all information subject to review under this Section is confidential and that PDL shall retain and cause its representative to retain all such information in confidence.

7. REPRESENTATIONS, DISCLAIMERS, INDEMNIFICATION

7.1 Valid Agreement. Each party represents and warrants to the other that it knows of no legal reason to prevent it from entering into this Agreement, that the signatory hereto is duly authorized to execute and deliver this Agreement, and that this Agreement constitutes the valid and binding obligation of that party, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

7.2 No Warranty of Validity, Non-Infringement. Except as specifically set forth below in this Section 7.2, nothing in this Agreement shall be construed as (a) a warranty or representation by PDL as to the validity or scope of any PDL Patent Rights; or (b) a warranty or representation that any Licensed Product made, used, imported, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties. To PDL's knowledge as of the Effective Date, (i) PDL owns or possesses adequate licenses or other rights to use all PDL Patent Rights, and to grant the licenses herein; (ii) the granting of the licenses to Actinium hereunder does not violate any right known to PDL of any third party, and (iii) PDL is not in breach of any of its obligations under any of the third party agreements listed in Exhibit C and no claims for breach or termination of such agreements have been received by PDL.

7.3 No Other Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 8, PDL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY CELL LINES OR ANTIBODIES DEVELOPED BY PDL, OR LICENSED PRODUCTS DEVELOPED BY ACTINIUM UNDER THE LICENSE SET FORTH IN THIS AGREEMENT AND PDL FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF ANY CELL LINES, ANTIBODIES, LICENSED PRODUCTS OR OTHER MATERIALS DEVELOPED BY ACTINIUM UNDER THE LICENSE SET FORTH IN THIS AGREEMENT WILL NOT INFRINGE ANY THIRD-PARTY RIGHTS.

7.4 ACTINIUM Diligence. ACTINIUM acknowledges the provisions of this Section 7 and agrees that it is responsible for and has conducted its own investigation and analysis of the patent or other proprietary rights of third parties and the possibilities of infringements thereof, that it understands the complexity and uncertainties associated with possible claims of infringement of patent or other proprietary rights of third parties, particularly those relating to pharmaceutical products, and that it agrees to be responsible for the risks of such claims. To PDL's actual knowledge, it has in all material respects provided to ACTINIUM all documents and information in its possession reasonably necessary for ACTINIUM to carry out the activities contemplated under this Agreement, with the exception of any information relating to analysis of the patent or other proprietary rights of third parties ("Third Party Rights"), including, but not limited to, information concerning the validity, scope or potential infringement of Third Party Rights. PDL makes no representation or warranty of any kind, either express or implied, with respect to the accuracy or completeness of any information disclosed to ACTINIUM, orally or in

writing, with respect to Third Party Rights and ACTINIUM acknowledges that it may not rely in any way on any such information.

7.5 **Indemnification by ACTINIUM.** ACTINIUM shall at all times, during the term of this Agreement and thereafter, defend, indemnify and hold harmless PDL and its Affiliates, sublicensees, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys' fees) to the extent arising out of or resulting from the development, manufacture, holding, use, testing, advertisement, sale or other disposition by ACTINIUM, its Affiliates or Sublicensees, or any distributor, customer or representative of ACTINIUM, of any Licensed Product, the HuM195 Antibody Conjugate, or of their progeny or derivatives, or of any radioisotope, or any other biological material, method, device, process, or apparatus, provided however, that the foregoing indemnification shall not apply to any claim, proceeding, loss, expense or liability to the extent caused by the gross negligence or willful misconduct of PDL or its Affiliates or sublicensees.

7.6 Claims Procedures. PDL shall give notice to ACTINIUM after PDL has actual knowledge of any threatened or asserted claim as to which indemnity may be sought pursuant to Section 7.5, and shall permit ACTINIUM to assume the defense of any such claim or any litigation resulting therefrom, provided that, counsel for ACTINIUM, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by PDL (whose approval shall not unreasonably be withheld) and PDL may participate in such defense at PDL's expense. The foregoing notwithstanding, ACTINIUM shall pay the reasonable fees and expenses of one law firm serving as counsel for PDL, which law firm shall be subject to approval, not to be unreasonably withheld, by ACTINIUM, if (i) the employment of counsel by PDL has been authorized by ACTINIUM, or (ii) PDL has reasonably concluded that there may be a conflict of interest between ACTINIUM and PDL in the defense of such action. The failure of PDL to give notice as provided herein shall not relieve ACTINIUM of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to ACTINIUM. ACTINIUM shall not, in the defense of any such claim or litigation, except with the approval of PDL which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against PDL, or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to PDL of a release from all liability in respect to such claim or litigation. PDL shall furnish such information regarding itself or the claim in question as ACTINIUM may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

7.7 Compliance with Laws. In connection with the activities contemplated under this Agreement, ACTINIUM shall, and shall cause its Affiliates and Sublicensees to, comply with all material applicable laws and regulations concerning the development, manufacture, holding, use, testing, advertisement, sale or other disposition of pharmaceuticals or radioactive or hazardous materials. Any material departure from this undertaking may, at PDL's option, be treated by PDL as a breach of this Agreement by ACTINIUM.

7.8 Product Liability Insurance. ACTINIUM shall maintain product liability insurance in amounts as appropriate for the clinical development and sale of Licensed Products in the individual countries.

8. CONFIDENTIALITY AND DISCLOSURE

8.1 Prior Agreement. This Agreement supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the treatment of confidential information.

8.2 Confidentiality. PDL and ACTINIUM each acknowledge that, in the course of negotiations and furtherance of the interests of the parties hereunder, it ("Recipient") may receive confidential information of the other party ("Provider"). "Confidential Information" means any and all data and information that (a) has been reduced to tangible form and marked clearly and conspicuously with a legend identifying its confidential or proprietary nature; or (b) with respect to any oral presentation or communication, is designated as confidential immediately before, during, or within a reasonable time after the oral presentation or communication and such designation is subsequently confirmed in writing; or (c) is otherwise characterized by Provider as confidential information. Confidential Information may include, but is not limited to, any portion of any scientific or technical information, design, process, procedure, formula, data, or improvement, biological material, software programs and source documents, and information relating to Provider's financial affairs, products, processes, services, customers, customer lists, business plans, employees, employee compensation, research, development, inventions, works of authorship, manufacturing, engineering, purchasing, accounting, distribution, and marketing, or information which any third party has disclosed to Provider in confidence. In any event, PDL shall have the right to disclose publicly the amount of payments received from ACTINIUM from time to time during the term of this Agreement.

8.3 Recipient Obligations. During the term of this Agreement and for five (5) years after termination hereof, Recipient agrees not to disclose the Confidential Information to any third party, other than those of its Affiliates, sublicensees, employees, agents or subcontractors who are bound by non-use and non-disclosure agreements and are required to have the information in connection with such party's activities as contemplated under this Agreement. Recipient further agrees not to use the Confidential Information of the other party, during the term of this Agreement and for five (5) years after termination hereof, for any purpose other than the development and commercial exploitation of Licensed Products in the Field. The foregoing obligations of confidentiality shall not apply to the extent that any Confidential Information (a) is rightfully in the possession or control of the Recipient at the time of disclosure or is developed by Recipient thereafter in the course of work entirely independent of any disclosure by the other party; (b) is publicly known prior to or becomes publicly known after disclosure through no fault or omission of the Recipient; (c) is lawfully obtained by Recipient from a third party under no obligation of confidentiality to Provider; (d) is disclosed pursuant to a requirement of a government agency or of law without similar restrictions or other protection against public disclosure, or as to which disclosure is required by operation of law; provided that the disclosing party shall first give written notice of such required disclosure to Provider, make a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which disclosure is required, and take reasonable steps to allow Provider to seek to protect the confidentiality of the information required to be disclosed; (e) if Recipient is a publicly traded company, is disclosed to meet the requirements of any law or regulation, or the requirements of any securities exchange to which Recipient may be subject, including any related rules and regulations, but only to the extent such disclosure is reasonably required and subject to obligations of confidentiality wherever possible; or (f) is disclosed to a government agency or regulatory authority in connection with drug development, approval or registration.

9. PROSECUTION, MAINTENANCE AND ENFORCEMENT OF PATENTS

9.1 PDL Patent Rights.

(a) **Prosecution.** PDL agrees to prosecute and reasonably maintain all of the patents and applications included within the PDL Patent Rights in countries determined by PDL. Upon the written request of ACTINIUM (which request shall not be made more than once per calendar year), PDL agrees to provide a written update of the information relating to the PDL Patent Rights. If PDL decides not to continue the prosecution or maintenance of a PDL Patent Right directly relating to a Licensed Product in

any country, PDL shall promptly advise ACTINIUM thereof. At the request of ACTINIUM, PDL and ACTINIUM shall negotiate in good faith to determine an appropriate course of action in the interests of both parties. If the parties determine that it would be feasible for ACTINIUM to assume responsibility for such prosecution or maintenance, then ACTINIUM shall have the right but not the obligation to assume such prosecution or maintenance. If the parties determine that it would not be feasible for ACTINIUM to assume responsibility for such prosecution or maintenance, then, at ACTINIUM's request, PDL shall continue such prosecution or maintenance, provided that all costs and expenses for such prosecution shall be borne by ACTINIUM. Effective as of the date royalties become payable to PDL for Net Sales on Licensed Products pursuant to Section 5.1, patent prosecution and maintenance fees incurred by ACTINIUM subsequent to that date pursuant to this Section 9.1(a) shall be creditable against royalties payable to PDL, provided that, such credit shall not exceed fifty thousand dollars ($50,000) per year.

(b) Enforcement. With respect to the PDL Patent Rights licensed under this Agreement, PDL, at its sole cost and expense, agrees to take all steps and proceedings and to undertake such other acts as PDL may, in its sole discretion, deem necessary or advisable to restrain any infringement or improper or unlawful use of the PDL Patent Rights. PDL shall have the sole right to take such steps, conduct any such proceedings or undertake any such actions to restrain any infringement or improper or unlawful use of the PDL Patent Rights, whether or not ACTINIUM is a party to such steps, proceedings or actions. Any moneys recovered from alleged infringers shall be retained by PDL. If, in ACTINIUM's reasonable opinion, PDL has not undertaken action reasonably designed to restrain any infringement or improper or unlawful use of the PDL Patent Rights with respect to a Licensed Product by a third party and ACTINIUM's market share of the indications for which Licensed Products are sold in that country is reduced by twenty percent (20%) or more as a result of the infringing or unlawful use of PDL Patent Rights then ACTINIUM shall be entitled to suspend royalties payable on Net Sales of Licensed Products in such country; provided that, the royalty rate on Net Sales of Licensed Products in that country shall revert to the applicable royalty rate under Section 5.1 at such time as ACTINIUM regains the market share it lost as a result of such infringement, or improper or unlawful use.

(c) Notification. Each party shall promptly notify the other in writing of any actual or suspected infringement of any PDL Patent Rights or ACTINIUM Patent Rights in the Field which notification shall specify in reasonable detail the nature of such actual or suspected infringement.

9.2 ACTINIUM Rights.

(a) ACTINIUM Patent Rights. ACTINIUM agrees to prosecute and reasonably maintain all of the patents and applications included within the ACTINIUM Patent Rights in countries determined by ACTINIUM. If ACTINIUM decides not to continue the prosecution or maintenance of an ACTINIUM Patent Right in any country, ACTINIUM shall promptly advise PDL thereof and, at the request of PDL, ACTINIUM and PDL shall negotiate in good faith to determine an appropriate course of action in the interests of both parties. If the parties determine that it would be feasible for PDL to assume responsibility for such prosecution or maintenance, then PDL shall have the right but not the obligation to assume such prosecution or maintenance. If the parties determine that it would not be feasible for PDL to assume responsibility for such prosecution or maintenance, then, at PDL's request, ACTINIUM shall continue such prosecution or maintenance, provided that all costs and expenses for such prosecution shall be borne by PDL and such patent or patent application shall be considered a PDL Patent Right.

(b) ACTINIUM Inventions. Subject to the license grant in Section 2.1(b), ACTINIUM Field Inventions and ACTINIUM Non-Field Inventions shall be vested solely in ACTINIUM and ACTINIUM shall have the exclusive right to file, in its own name, patent applications relating to the ACTINIUM Field Inventions and ACTINIUM Non-Field Inventions.

9.3 Joint Inventions.

(a) **Ownership.** Each party shall advise the other party of a Joint Invention promptly upon becoming aware of any such Joint Invention. Ownership of Joint Inventions that relate to the use, manufacture or composition of the HuM195 Antibody or that might be deemed an improvement or variation on the methods and applications and formulations disclosed in the PDL Patent Rights or PDL Technical Information shall be vested in PDL. Ownership of all other Joint Inventions shall be vested in ACTINIUM.

(b) **Assignment.** The parties shall assign any interest in such Joint Invention in accordance with Section 9.3(a) above. The parties agree to take such other actions and execute assignments and other documents as may be useful or necessary to evidence, perfect, obtain, maintain, enforce or defend the rights set forth in this Section 9.3(b). The party to whom the interest in the Joint Invention was assigned shall have the exclusive right to file, in its own name, patent applications relating to such Joint Invention.

9.4 General Provisions Relating to Prosecution, Maintenance and Enforcement.

(a) **Cooperation.** At the request of a party performing the prosecution or maintenance of any patent rights pursuant to this Article 10, the other party will cooperate, in all reasonable ways, in connection with the prosecution and maintenance of all such patent applications or patents. Each party shall make available to the other party or its respective authorized attorneys, agents or representatives such of its employees as the other party in its reasonable judgment deems necessary in order to assist such other party with the prosecution and maintenance of such patents at the expense of the owner of such patents or patent applications. Each party shall sign or use commercially reasonable efforts to have signed at no charge to the other party all legal documents reasonably deemed necessary in connection with such prosecution and maintenance.

(b) **Expenses.** Each party prosecuting or maintaining a patent or patent application pursuant to the terms of this Agreement shall bear the costs and expenses for the filing, prosecution and maintenance of that patent or patent application, except as described in Section 9.1(a) and Section 9.2(a), above.

(c) **Confidential Information.** In the event the party to whom any Invention was assigned hereunder (the "Assignee") determines not to file for a patent(s), and, in any event, until such patents are filed for and published, then the subject matter of such assigned Invention shall be deemed part of the Assignee's "Confidential Information" and shall not be used or disclosed to any third party by the party who assigned such Invention pursuant to the provisions of Article 9 hereof.

10. MANUFACTURING AND CO-PROMOTION

10.1 Manufacturing.

(a) **Clinical Supply.** The parties will negotiate in good faith to enter into a separate agreement providing for PDL's manufacture clinical supplies of HuM195 Antibody in purified bulk form compliant with current Good Manufacturing Practices. PDL will charge ACTINIUM its fully-burdened cost of goods sold plus twenty percent (20%) for such manufacturing. For purposes of this section, "fully-burdened" shall mean direct and allocated costs as determined by PDL's then-current accounting procedures and systems used in the ordinary course of its business.

(b) **Commercial Supply.** Subject to PDL's ability and capacity to manufacture bulk drug product for commercial sale, the parties agree to negotiate in good faith, pursuant to a request from ACTINIUM, to enter into an agreement under which PDL would manufacture purified bulk supplies of HuM195 Antibody for commercial sale of Licensed Products by ACTINIUM.

10.2 Co-Promotion. The parties agree in good faith to negotiate a co-promotion rights agreement, upon ACTINIUM's decision to proceed to a BLA filing for a Licensed Product, pursuant to which PDL would be granted rights to co-promote Licensed Products, at least in the United States upon terms and conditions to be negotiated in good faith.

11. TERM, TERMINATION AND DISPUTE RESOLUTION

11.1 Term. Unless earlier terminated as provided in this Article 12, this Agreement shall come into force on the date first set forth above and shall continue until the expiration of the obligation to pay royalties to PDL in accordance with Article 5 above. Thereafter, this Agreement shall expire and all licenses and sublicenses granted hereunder shall become fully paid-up, irrevocable nonexclusive licenses.

11.2 Termination.

(a) This Agreement may be terminated on sixty (60) days prior written notice by ACTINIUM.

(b) If either party shall at any time default in the payment of any royalty or other sums due hereunder, and shall fail to have cured such default within thirty (30) days after receipt of written notice thereof by the other party, then the party with a right to such payment may, at its option cancel this Agreement and revoke any rights and licenses herein granted and directly affected by such default by notice in writing to such effect, but such act shall not prejudice the right of the party giving notice to recover any royalty or other sums due at the time of such cancellation. If either party shall at any time default in the making of any report hereunder, or shall commit any material breach of any covenant or agreement herein contained or shall make any false report, and shall fail to have initiated and actively pursued remedy of any such default or breach within forty five (45) days after receipt of written notice thereof by the other party, that other party may, at its option, cancel this Agreement and revoke any rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect, but such act shall not prejudice the right of the party giving notice to recover any royalty or other sums due at the time of such cancellation, it being understood, however, that if within thirty (30) days after receipt of any such notice the receiving party shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of the receiving party, unless such breach or default is not in fact remedied within a reasonable period of time.

(c) This Agreement may be terminated by either party upon the occurrence of any of the following which is not stayed or vacated within ninety (90) days of such occurrence: (i) petition in bankruptcy filed by or against the other party; (ii) adjudication of the other party as bankrupt or insolvent; (iii) appointment of a liquidator, receiver or trustee for all or a substantial part of the other party's property; or (iv) an assignment for the benefit of creditors of the other party.

(d) **Effect of Bankruptcy.** In the event either party terminates this Agreement under Section 11.2(c) or this Agreement is otherwise terminated under Section 11.2(c), the parties agree that, as licensees of rights to intellectual property under this Agreement, the parties shall retain and may fully exercise all of their rights and elections under Title 11of the US Code, including as set forth in Section 13.5.

11.3 No Waiver. The right of either party to any remedy available with respect to this Agreement as provided herein shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous failure to perform hereunder.

11.4 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to an appropriate Vice President (or higher level officer) of each Party and, if not resolved by such officers, by referring the disputed matter to the respective Chief Executive Officers of each Party. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within twenty (20) days after such notice, such representatives of the Parties shall meet for attempted resolution by good faith negotiations. Except with respect to matters relating to patents, including but not limited to the validity of PDL Patent Rights, if such personnel are unable to resolve such dispute within thirty (30) days of their first meeting of such negotiations, either Party may seek to have such dispute resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") before a panel of three (3) arbitrators appointed in accordance with such Rules. The arbitration decision shall be final and binding. The prevailing party may enforce such decision against the other party in any court having jurisdiction. The arbitration shall take place in San Francisco, California and shall be conducted in the English language. Attorney's fees may be awarded to the prevailing party by the panel of arbitrators.

12. RIGHTS AND DUTIES UPON TERMINATION

12.1 Survival. Termination for any reason hereunder shall not affect any accrued rights or obligations of the parties arising in any manner under this Agreement as of the date of termination. In any event, Sections 2.1(b), 6.1, 6.2, 6.3, Article 7, 8.2, 8.3, 12.2, 12.3 and 13.5, and any accrued payment obligations under Sections 4.1, 4.2, 5.1 and 5.2 shall survive any termination of this Agreement.

12.2 Effect of Termination. Upon termination of this Agreement by PDL pursuant to Section 11.2 or by ACTINIUM for any reason other than default by PDL under Section 11.2(b), ACTINIUM shall promptly return to PDL, subject to Section 12.3, all quantities of the HuM195 Antibody and PDL Technical Information and PDL Confidential Information. Further, upon termination by PDL pursuant to Section 11.2(b), ACTINIUM shall promptly transfer to PDL all ACTINIUM Technical Information and ACTINIUM Confidential Information related to any Licensed Product at no cost to PDL and, effective as of the date of termination, ACTINIUM hereby grants and PDL accepts an exclusive worldwide license, on reasonable commercial terms to be negotiated in good faith by the parties, to make, have made, use, import and sell Licensed Products under the ACTINIUM Patent Rights and any ACTINIUM Joint Invention, and, on PDL's request, any regulatory filings or approvals related to Licensed Products, as needed to continue with the development of the Licensed Products. Upon termination of this Agreement for any reason prior to expiration, each Sublicensee of ACTINIUM or its Affiliates shall have the option to convert its sublicense from ACTINIUM or its Affiliates into a direct license with PDL pursuant to the terms of Section 2.4 hereof.

12.3 Inventory. Upon termination of this Agreement after regulatory approval of the Licensed Products in any country, PDL hereby grants ACTINIUM a license to sell within six (6) months of such termination any such Licensed Products (for which regulatory approval has been obtained) in ACTINIUM's or its Affiliates or Sublicensee's inventory on the date of such termination, which have not previously been sold ("Inventory"); provided, however that ACTINIUM shall pay the royalties due on such Inventory, provide related reports and allow a final audit in the amounts and manner provided for in Article 9.

13. MISCELLANEOUS

13.1 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed), except that either party shall have the right to assign this Agreement in connection with a consolidation or merger of that party with or into any other corporation or other entity or person, or any corporate reorganization, in which the shareholders of such party immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power immediately after such consolidation, merger or reorganization, or any transaction, or series of related transactions to which either party is a party in which in excess of fifty percent (50%) of such party's voting power is transferred, or in connection with the sale of its business to which this Agreement is related.

13.2 Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the parties hereto with respect to the within subject matter and supersedes all previous Agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

13.3 Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to this Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties.

13.4 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by express courier or facsimile and confirmed by mailing, as follows and shall be effective three (3) days business after such mailing:

If to PDL:	Protein Design Labs, Inc. 34801 Campus Drive Fremont, CA 94555 U.S.A Attention: Chief Executive Officer Fax No.: (510) 574-1500
Copy to:	Protein Design Labs, Inc. 34801 Campus Drive Fremont, CA 94555 U.S.A Attention: General Counsel Fax No.: (510) 574-1473
If to ACTINIUM:	Dr. Maurits W. Geerlings 106 South Columbus Street Alexandria, VA 22314
w/ copy to:	Actinium Pharmaceuticals, Ltd. 22 Church Street phase II 3rd Floor Washington Mall P.O. Box HM2265

Hamilton, HMJX Bermuda
Attention: Chief Executive Officer

or at such other address as PDL or ACTINIUM shall have furnished to the other in writing.

13.5 Provisions for Insolvency. Rights and licenses granted under or pursuant to this Agreement are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11 and each party agrees that as licensees of such rights under this Agreement each party shall retain and may fully exercise all of its rights and elections under Title 11. If a case is commenced by or against either party under Title 11 (the "Bankrupt Party"), such party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, perform all of the obligations provided in this Agreement to be performed by such Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof held by and such successors and assigns or otherwise available to them).

13.6 Choice of Law. The validity, performance, construction, and effect of this Agreement shall be considered and construed in English and shall be governed by the laws of the State of California and the United States, except for provisions related to the conflict of laws.

13.7 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

13.8 Force Majeure. If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force Majeure, including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The party invoking such force majeure rights of this subparagraph must notify the other party within a period of fifteen (15) days from the first and last day of the force majeure unless the force majeure renders such notification impossible, in which case notification will be made as soon as possible. If the delay resulting from the force majeure exceeds six (6) months, both parties shall consult together to find an appropriate solution.

13.9 Publicity. The parties shall issue a joint press release regarding entry into this Agreement. The date of such issuance as well as its content shall be subject to prior written approval by each party, which shall not be unreasonably withheld, provided that, the financial terms of this Agreement shall not be disclosed in such press release. Other than the foregoing and except as required by law or regulation, neither party shall publicly disclose the terms and conditions of this Agreement unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld. In the event that disclosure shall be agreed upon then the parties will work together to develop a mutually acceptable disclosure.

13.10 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

13.11 Export. Each party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each party agrees that it will not export or re-export the technical data of the other party in any form without the appropriate United States and foreign government licenses.

13.12 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

13.13 Attorneys' Fees. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party, the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first written above.

PDL:

Protein Design Labs, Inc.

By [signature]

Title SVP, Legal & Corp. Dev.

ACTINIUM:

By [signature] Haarits W. Quarles

Title President & CEO

Exhibits

Exhibit A - PDL Patent Rights

Exhibit B – PDL Technical Information

Exhibit C - List of Agreements pursuant to which Third-Party Rights are Sublicensed by PDL to ACTINIUM

Exhibit A

PDL Patent Rights

The following are patents and patent applications (also known as the "Queen et al. patents") issued and filed in certain countries in the world and licensed as part of the PDL Patent Rights under the Agreement.

1. The following issued U.S. patents and pending U.S. patent applications:

Patent No. 5,585,089, "Humanized Immunoglobulins," issued December 17, 1996.

Patent No. 5,693,761, "Polynucleotides Encoding Improved Humanized Immunoglobulins," issued December 2, 1997.

Patent No. 5,693,762, "Humanized Immunoglobulins," issued December 2, 1997.

Patent No. 6,180,370 "Humanized Immunoglobulins and Method of Making the Same", issued January 30, 2001.

Pending application "Improved Humanized Immunoglobulins," filed June 1, 1999.

Pending application "Improved Humanized Immunoglobulins," filed November 22, 2000.

Pending application "Improved Humanized Immunoglobulins," filed November 22, 2000.

2. The following patents and patent applications outside the U.S.:

Issue Date		**Patent No.**	**Country**	**Title***
Issued	9/29/00	AR 254487 V1	Argentina	"Novel Immunoglobulins, Their Production and Use"
Issued	7/12/94	647383	Australia	"
Issued	1/7/97	671949	Australia	"
Issued	1/24/96	AT 0451216	Austria	"
Issued	8/25/99	AT 0682040	Austria	"
Issued	1/24/96	0451216	Belgium	"
Issued	8/25/99	0682040	Belgium	
Issued	10/27/97	61095	Bulgaria	"
Issued	4/11/00	40279	Chile	"
Issued	7/21/00	58770	China	
Issued	11/4/99	P920500A	Croatia	"
Issued	1/24/96	0451216B1	Europe[1]	"
Issued	8/25/99	0682040 B1	Europe[1]	"
Issued	3/28/02	108797	Finland	"
Issued	1/24/96	FR0451216	France	"
Issued	8/25/99	FR0682040	France	
Issued	1/24/96	DE 68925536.5	Germany	"
Issued	8/25/99	DE 68929061.6	Germany	
Issued	1/24/96	DD 296 964	East Germany	"

Issued	1/24/96	GB 0451216	Great Britain	"
Issued	8/25/99	GB 0682040	Great Britain	"
Issued	1/5/93	1001050	Greece	
Regist.	7/14/00	0682040	Hong Kong	"
Issued	3/22/96	211174	Hungary	"
Issued	1/24/96	IT 0451216	Italy	"
Issued	8/25/99	IT 0682040	Italy	"
Issued	9/18/98	2828340	Japan[2]	
Issued	1/24/96	LU 0451216	Luxembourg	"
Issued	8/25/99	LU 0682040	Luxembourg	"
Issued	2/18/92	92.2146	Monaco	"
Issued	1/24/96	NL 0451216	Netherlands	"
Issued	8/25/99	NL 0682040	Netherlands	"
Issued	10/20/97	231984	New Zealand	"
Issued	6/8/00	314793	New Zealand	"
Issued		19912385	Norway[3]	"
Issued	12/26/91	132068	Pakistan	"
Issued	5/17/96	29729	Philippines	"
Issued	10/20/95	92758	Portugal	"
Issued	2/10/99	2126046	Russia	"
Issued	1/24/96	SG 0451216	Singapore	"
Issued	5/22/01	78258	Singapore	"
Issued	2/28/99	8912489	Slovenia	"
Issued	10/31/90	89/9956	South Africa	"
Issued	11/23/98	178385	South Korea	"
Issued	1/24/96	2081974 T3	Spain	"
Issued	8/25/99	0682040	Spain	"
Issued	1/24/96	SE 0451216	Sweden	"
Issued	8/25/99	SE 0682040	Sweden	"
Issued	1/24/96	CH 0451216	Switzerland	"
Issued	8/25/99	CH 0682040	Switzerland	"
Issued	12/2/91	50034	Taiwan	"
Issued	5/19/93	13349	Uruguay	"
Issued	2/9/96	56455	Venezuela	"
Issued	1/5/99	48700	Yugoslavia	"

	Country	Application No.	Title*
			"Novel Immunoglobulins, Their Production and Use"
Pending	Argentina	P980106362	"
Pending	Brazil	PI1101125-4	"
Pending	Canada	2006865	"
Pending	Canada	2328851	"
Pending	Czech Republic	PV 1991-4186	"
Pending	Europe	98 204240.0	"
Pending	Ireland	420689	"

Pending	Ireland	2000/0331	"
Pending	Israel	92904	"
Pending	Japan	10-4334	"
Pending	Romania	PL4105	"
Pending	Denmark	PA199800941	"
Pending	Denmark	1191/91	"
Pending	Slovak Republic 418691	PV	"

*Exact titles may differ in different countries.
[1]and corresponding European national patents issued therefrom.
[2]registration date
[3]this is the application number; have not received patent yet.

The following are patents and patent applications relating to HuM195 and licensed as part of the PDL Patent Rights under the Agreement.

A. Certain patents and patent applications in the name of PDL as follows:

Patents

Issue Date	Patent No.	Country	Title
Issued 01/07/97	671949	Australia	Humanized Immunoglobulins
Issued 08/26/99	0231090	Republic of Korea	"
Issued 02/08/02	3276369	Japan	"
Issued 02/22/02	2,098,404	Canada	"
Issued 12/02/97	5,693,761	United States	Polynucleotides Encoding Improved Humanized Immunoglobulins (Claims 24 and 25)

Patent Applications

	Country	Application No.	Title
Pending	European Patent Convention	92903551.7	Humanized Immunoglobulins
Pending	Romania	98-20287	"
Pending	Singapore	9607331-7	"

B. Certain patents and patent applications in the name of SKI which PDL has a right to sublicense in accordance with Section 2.1 of that certain Amended and Restated Agreement dated as of April 1, 1993 between SKI and PDL (the "SKI Agreement").

Patents

Issue Date	Patent No.	Country	Title
Issued 09/20/00	0504327	Spain	Therapeutic Use of Hypervariable Region of Monoclonal Antibody M195 and Constructs Thereof
Issued 08/29/95	659,083	Australia	"
Issued 03/24/98	5,730,982	United States	"
Issued 12/28/99	6,007,814	United States	"
Issued 09/20/00	E0 196.477	Austria	"
Issued 09/20/00	0504327	Belgium	"
Issued 09/20/00	0504377	EPO	"
Issued 09/20/00	0504327	France	"
Issued 09/20/00	69033631-4	Germany	"
Issued 09/20/00	0504327	Italy	"
Issued 09/20/00	0504327	Switzerland	"
Issued 09/20/00	0504327	United Kingdom	"

Patent Applications

	Country	Application No.	Title
Pending	Canada	2,072,017	Therapeutic Use of Hypervariable Region of Monoclonal Antibody M195 and Constructs Therof
Entered region phase	PCT	PCT/US90/07436	"

C. Certain patents and patent applications in the name of SKI and PDL, which PDL has a right to sublicense in accordance with Section 2.1 of the SKI Agreement.

Patents

Issue Date	**Patent No.**	**Country**	**Title**
Issued 02/03/98	5714350	United States	Increasing Antibody Affinity by Altering Glycosylation in the Immunoglobulin Variable Region
Issued 02/26/02	6,350,861	United States	"

Patent Applications

	Country	**Application No.**	**Title**
Pending	United States	10084825	Increasing Antibody Affinity by Altering Glycosylation in the Immunoglobulin Variable Region

Exhibit B

PDL Technical Information

1. US IND #5540 from 1994 to present in 20 volumes, inclusive of all (1) collected clinical data on all patients treated, and (2) all relevant correspondence with the FDA, in PDL's possession as of the Effective Date.
2. Samples of Cell Bank (upon request)
   - 6 vials of MCB
   - 12 vials of WCB
3. Reference Standards
4. Sample Product
   - 500 vials of formulated drug
   - 2 grams of bulk GLP product

Exhibit C

Third-Party Rights Sublicensed to ACTINIUM

Subject to Articles 5 and 6 and only to the extent necessary for ACTINIUM to exercise its rights under the license granted to ACTINIUM under Section 2.1 of this Agreement, PDL's rights under the following Agreement is sublicensed to ACTINIUM under the license set forth in Section 2.1:

1. PDL's rights under that certain Amended and Restated Agreement dated as of April 1, 1993 between SKI and PDL, relating to HuM195.